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                                                                   EXHIBIT 15.01


February 6, 2003

Flextronics International Ltd.
36 Robinson Road #18-01
City House
Singapore, 068877

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Flextronics International Ltd. and subsidiaries for the periods ended June 30, 2002, September 30, 2002 and December 31, 2002, as indicated in our reports dated July 19, 2002, October 18, 2002 and January 20, 2003, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which are included in your Quarterly Reports on Form 10-Q for the quarters ended June 30, 2002, September 30, 2002 and December 31, 2002, are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ DELOITTE & TOUCHE LLP


San Jose, California